Exhibit 99.2

TLG Acquisition One Corp. Announces Closing of Upsized $400 Million Initial Public Offering

West Palm Beach, FL, February 1, 2021 – TLG Acquisition One Corp. (the “Company”) today announced the closing of its initial public offering (“IPO”) in which it raised gross proceeds of $400 million.

The Company sold 40 million units at $10.00 per unit in the IPO, which includes five million units issued pursuant to the underwriter’s exercise of its over-allotment option in full. The Company’s units began trading on The New York Stock Exchange (“NYSE”) under the ticker symbol “TLGAU” on January 28, 2021. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant of the Company.  Each whole warrant is exercisable to purchase one share of the Company’s Class A common stock at a price of $11.50 per share.  Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NYSE under the symbols “TLGA” and “TLGA.WS,” respectively.

RBC Capital Markets LLC served as sole book-running manager for the offering.

The public offering is being made only by means of a prospectus.  When available, copies of the prospectus relating to the offering may be obtained from: RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, New York, NY 10281, by telephone at 877-822-4089 or by email at equityprospectus@rbccm.com.

Registration statements relating to the securities were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 27, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TLG Acquisition One Corp.

TLG Acquisition One Corp. is a special purpose acquisition company formed by The Lawrie Group, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.  While the Company may pursue an initial business combination target in any business or industry, it expects to focus its search on acquiring an operating company or business in the information technology, healthcare, business services or financial services sectors.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds thereof.  No assurance can be given that the net proceeds of the offering will be used as indicated.  Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC.  Copies are available on the SEC’s website, www.sec.gov.  The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

TLG Acquisition One Corp.

Telephone: (561) 945‐8340

E-mail: mail@tlgacquisitions.com